EXHIBIT 99.1

Tennessee Commerce Bancorp Reports Record Results for 2007

Assets Top $900 Million on Strong Loan Demand

FRANKLIN, Tenn.--(BUSINESS WIRE)--Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today reported record net income, loans and deposits for the fourth quarter and year ended December 31, 2007.

“Tennessee Commerce delivered record results in 2007 based on the strong growth in our loan portfolio and our focus on the business market,” stated Mike Sapp, President of Tennessee Commerce Bancorp. “Our business bank operating model is very efficient and contributed to net income rising 45% to $6.9 million in 2007 compared with 2006. In addition, our asset-to-employee ratio rose to $14.1 million at year end, over four times higher than the average for other Tennessee banks, even as we added new staff to accommodate growth.”

Fourth Quarter Highlights

  Net income rose 33.2% to a record $2.1 million
  Net income per diluted share increased 27.3% to a record $0.42
  Net loans increased 45.6% to a record $784 million
  Asset quality remained strong with a 1.3% loan loss reserve to loans
  Total deposits increased 45.4% to a record $815 million
  Operating efficiency ratio was 46.2%, one of the best in the industry

“We added over $54 million in net loans during the last quarter of 2007 while selling another $37 million in loans,” continued Mr. Sapp. “Loan demand remains solid across our markets from both local and national accounts. We have not experienced a softening in demand as reported by some banks and believe our diversified customer base and exclusive focus on business accounts will be an important part of our continued growth in 2008.”

Fourth Quarter Results

  Net interest income increased 43.2% to $8.0 million
  Net interest margin – 3.72%
  Non interest income rose 36.8% to $874,000
  Gain on sale of loans rose to $860,000
  Non interest expenses increased to $4.1 million

Interest income rose 44.2% to $18.0 million, up from $12.5 million in the fourth quarter of 2006. The growth in interest income was primarily due to a 53.5% increase in average loans to $764 million for the fourth quarter of 2007. Net interest income rose 43.2% to $8.0 million for the fourth quarter of 2007 compared with $5.6 million for the fourth quarter of 2006. The growth in net interest income was due to an increase in loans offset somewhat by a decline in net interest margin. Net interest margin was 3.72% in the fourth quarter of 2007 compared with 3.80% in the fourth quarter of 2006.

Provision for loan losses rose to $2.1 million for the fourth quarter of 2007 compared with $1.2 million for the fourth quarter of 2006. Net interest income after the provision for loan losses increased 35.6% to $5.9 million, up from $4.4 million in the prior year’s fourth quarter.

“We increased our provision for loan losses in the fourth quarter, in part, to reflect the softer economy,” stated George Fort, Chief Financial Officer. “Overall, our asset quality remained very good at year end. We have no exposure to sub-prime loans and only limited exposure to construction loans. At year-end, we increased our reserves to 1.3% of loans and our charge-offs to average loans was a low 0.45% for 2007.”

Non-interest income grew 36.8% to $874,000 compared with $639,000 in the fourth quarter of 2006. Non-interest income benefited from an increase in gain on loan sales. Tennessee Commerce sold approximately $37 million in loans during the fourth quarter of 2007 for a gain of $860,000 compared with loan sales and participations sold of $11 million and a $846,000 gain on sale of loans in the fourth quarter of 2006.

“Our packaged loan sales are an important part of building our non-interest income sources,” continued Mr. Sapp. “Demand for loan sales was solid throughout 2007. We are well positioned to take advantage of business opportunities in 2008 by providing packaged loan sales to institutions experiencing deterioration in loan demand in their local areas.”

Annualized return on average assets was 0.96% and return on average equity was 13.66% for the fourth quarter of 2007. Tennessee Commerce’s efficiency ratio was 46.23% in the fourth quarter of 2007 compared with 39.08% in the fourth quarter of 2006.

Record 2007 Results

  Net income rose 45.2% to $6.9 million, or $1.41 per diluted share
  Net interest income increased 40.7% to $27.3 million
  Non interest income rose 63.4% to $2.9 million
  Gain on sale of loans increased 32.7% to $2.7 million
  Non interest expenses were up 46.5% to $13.3 million

“Our assets exceeded $900 million at year-end, which is a new record for us,” stated Mr. Sapp. “We are on track to exceed $1 billion in assets during 2008, a new milestone to celebrate during only our seventh year in operation. We are proud of the fact that all of our growth has been generated by our strong markets and our strategic focus on business customers, without any assistance from mergers or acquisitions. We applaud the recent action by the Federal Reserve to stimulate small business and equipment purchases. We believe these actions will provide additional stimulus for our business customers and will have a positive effect on continued loan demand in 2008.”

Net income for 2007 rose 45.2% to a record $6.9 million, or $1.41 per diluted share, compared with $4.7 million, or $1.14 per diluted share, in 2006.

Total assets rose 44.3% to $900 million and net loans increased 45.6% to $784 million in 2007 compared with 2006. Return on average assets was 0.91% and return on average equity increased to 12.13% in 2007.

Net interest income rose 40.7% to $27.3 million in 2007 compared with $19.4 million in 2006. Net interest margin was 3.72% for the 2007 period compared with 3.98% for 2006.

Provision for loan losses was $6.4 million in 2007 compared with $4.4 million for the same period in 2006. The increase was primarily related to the overall growth in the loan portfolio.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period or by the use of forward-looking terminology, such as “expect,” “anticipate,” “believe,” “estimate,” “foresee,” “may,” “might,” “will,” “intend,” “could,” “would,” “plan,” “forecast” or future or conditional verb tenses and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the impact of our diversified customer base and focus on business accounts on our growth in 2008, our achieving $1 billion in assets during 2008 and the impact of a decreased federal funds rate on our loan demand and our customers’ business.

We caution you not to place undue reliance on the forward-looking statements contained in this news release because actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, changes in economic conditions, competition for loans, mortgages and other financial services and products, changes in interest rates, concentrations within our loan portfolio, our ability to maintain credit quality, the effectiveness of our risk monitoring systems, changes in consumer preferences, the ability of our borrowers to repay loans, changes in our operating strategy, our ability to meet regulatory capital adequacy requirements, our ability to attract, train and retain qualified personnel, any geographic concentration of our assets, our ability to operate and integrate new technology, our ability to provide market competitive products and services, our ability to diversify revenue, our ability to fund growth with lower cost liabilities, laws and regulations affecting financial institutions in general and other factors detailed from time to time in our press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances or results that occur after the date of this news release.

Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

TENNESSEE COMMERCE BANCORP, INC. CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2007 (UNAUDITED) AND DECEMBER 31, 2006

(dollars in thousands except share data)
	December 31,	December 31,
	2007	2006
ASSETS
Cash and due from financial institutions	$5,236	$177
Federal funds sold	9,573	13,820
Cash and cash equivalents	14,809	13,997
Securities available for sale	73,753	56,943
Loans	794,322	545,518
Allowance for loan losses	(10,321)	(6,968)
Net loans	784,001	538,550
Premises and equipment, net	1,413	1,633
Accrued interest receivable	5,901	4,116
Restricted equity securities	938	633
Deferred tax asset	1,747	635
Other assets	17,452	7,011

Total assets	$900,014	$623,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$27,427	$17,001
Interest-bearing	787,626	543,566
Total deposits	815,053	560,567

Accrued interest payable	2,292	1,728
Accrued bonuses	1,700	623
Long-term subordinated debt	8,248	8,248
Other liabilities	9,600	1,128
Total liabilities	836,893	572,294

Shareholders’ equity
Preferred stock, no par value. Authorized 1,000,000 shares; none issued or outstanding at December 31, 2007 and December 31, 2006	—	—
Common stock, $0.50 par value. Authorized 10,000,000 shares; issued and outstanding 4,724,196 at December 31, 2007, and 4,451,674 at December 31, 2006	2,362	2,226
Additional paid-in capital	45,024	40,755
Retained earnings	15,426	8,530
Accumulated other comprehensive income (loss)	309	(287)
Total shareholders’ equity	63,121	51,224

Total liabilities and shareholders’ equity	$900,014	$623,518

Note: The balance sheet presented above at December 31, 2006, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

TENNESSEE COMMERCE BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006 THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006 (UNAUDITED)

(dollars in thousands except share data)
	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income
Loans, including fees	$58,114	$38,382	$16,862	$11,439
Securities	3,492	2,216	985	687
Federal funds sold	600	647	165	361
Total interest income	62,206	41,245	18,012	12,487
Interest expense
Deposits	34,245	21,216	9,834	6,795
Other	689	652	227	139
Total interest expense	34,934	21,868	10,061	6,934
Net interest income	27,272	19,377	7,951	5,553
Provision for loan losses	6,350	4,350	2,050	1,200

Net interest income after provision for loan losses	20,922	15,027	5,901	4,353
Non interest income
Service charges on deposit accounts	132	112	34	61
Gain on sale of loans	2,687	2,025	860	846
Other	61	(374)	(20)	(268)
Total non interest income	2,880	1,763	874	639

Non interest expense
Salaries and employee benefits	7,977	5,047	2,614	1,194
Occupancy and equipment	1,109	844	310	216
Data processing fees	983	701	254	194
Professional fees	779	786	236	272
Other	2,415	1,678	666	544
Total non interest expense	13,263	9,056	4,080	2,420

Income before income taxes	10,539	7,734	2,695	2,572
Income tax expense	3,643	2,985	593	994
Net income	6,896	4,749	2,102	1,578

Earnings per share (EPS):
Basic EPS	$1.49	$1.24	$0.44	$0.36
Diluted EPS	1.41	1.14	0.42	0.33
Weighted average shares outstanding:
Basic	4,613,342	3,822,655	4,715,457	4,450,489
Diluted	4,893,401	4,157,338	4,995,515	4,850,413
TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS

(Dollars in thousands except ratios and share data)

	2007	2006	% Change
For the Quarter ending 12/31
Earnings:
Net Interest Income	$7,951	$5,553	43.18%
Non-Interest Income	874	639	36.78%
Provision for Loan Losses	2,050	1,200	70.83%
Operating Expense	4,080	2,420	68.60%
Operating Income	2,695	2,572	4.78%
Applicable Tax	593	994	-40.34%
Net Income	$2,102	$1,578	33.21%

At December 31
Total Assets	$900,014	$623,518	44.34%
Net Loans	784,001	538,550	45.58%
Earning Assets	867,327	610,322	42.11%
Allowance for Loan Losses	10,321	6,968	48.12%
Deposits	815,053	560,567	45.40%
Shareholders' Equity	$63,121	$51,224	23.23%

Total Shares Outstanding	4,724,196	4,451,674	6.12%

Significant Ratios – 4th quarter
Net Interest Margin	3.72%	3.80%
Return on Average Assets (a)	0.96%	1.05%
Return on Average Equity (a)	13.66%	12.58%
Efficiency Ratio	46.23%	39.08%
Net Charge Offs/ Loans	.45%	.41%
Non-Performing Assets/ Loans	1.08%	.87%
Loan Loss Reserve/ Loans	1.30%	1.28%
Basic Earnings per Share	$0.44	$0.36	22.22%
Diluted Earnings per Share	$0.42	$0.33	27.27%

(a) annualized

TENNESSEE COMMERCE BANCORP, INC. ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS (UNAUDITED)

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$ 763,883	$ 16,862	8.76%	$ 497,645	$ 11,439	9.12%
Securities:
Taxable	71,376	985	5.49%	53,088	687	5.09%
Federal funds sold and other	13,785	165	4.75%	28,454	361	5.03%
Total interest-earning assets	849,044	$ 18,012	8.42%	579,187	$ 12,487	8.55%
Nonearning assets	26,677			19,777
Total assets	$ 875,721			$ 598,964

Interest-bearing liabilities:
Interest-bearing deposits	$ 774,274	$ 9,834	5.04%	$ 517,694	$ 6,795	5.21%
Federal funds purchased	523	13	9.86%	2	-	5.50%
Subordinated debt	12,552	214	6.76%	8,248	139	6.69%
Total interest-bearing liabilities	787,349	10,061	5.07%	525,994	6,934	5.23%
Noninterest bearing deposits and other liabilities	26,831			22,830
Stockholders’ equity	61,541			50,190
Total liabilities and equity	$ 875,721			$ 598,964
Net interest income		$ 7,951			$ 5,553
Net interest spread (1)			3.35%			3.32%
Net interest margin (2)			3.72%			3.80%

(1) Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

TENNESSEE COMMERCE BANCORP, INC. ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS (UNAUDITED)

	Twelve Months Ended December 31, 2007			Twelve Months Ended December 31, 2006
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$ 656,210	$ 58,114	8.86%	$ 428,186	$ 38,382	8.96%
Securities:
Taxable	63,838	3,492	5.43%	44,317	2,216	4.91%
Federal funds sold and other	11,701	600	5.13%	14,165	647	4.57%
Total interest-earning assets	731,749	$ 62,206	8.50%	486,668	$ 41,245	8.46%
Nonearning assets	23,505			15,310
Total assets	$ 755,254			$ 501,978

Interest-bearing liabilities:
Interest-bearing deposits	$ 663,816	$ 34,245	5.16%	$ 432,910	$ 21,216	4.90%
Federal funds purchased	889	57	6.41%	990	55	5.56%
Subordinated debt	9,355	632	6.76%	8,804	597	6.78%
Total interest-bearing liabilities	674,060	34,934	5.18%	442,704	21,868	4.94%
Noninterest bearing deposits and other liabilities	24,337			21,833
Stockholders’ equity	56,857			37,441
Total liabilities and equity	$ 755,254			$ 501,978
Net interest income		$ 27,272			$ 19,377
Net interest spread (1)			3.32%			3.52%
Net interest margin (2)			3.72%			3.98%

(1) Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

CONTACT:

Tennessee Commerce Bancorp, Inc.
George Fort, Chief Financial Officer, 615-599-2274